Nation's largest IVF-refund program increases
                         money-back offer to 100 percent

     Coast-to-coast group of infertility practices offers full reimbursement of medical-services fees for couples failing to conceive using donated eggs.


PURCHASE, NEW YORK - IntegraMed America (NASDAQ: INMD), the largest network of fertility medical practices in the United States, announced a new program today guaranteeing that each participating patient undergoing in vitro fertilization
(IVF) treatments with donated eggs will now receive a full refund of fees for medical services if she does not take home a baby after six attempts.

Under the newly enhanced IntegraMed Shared Risk Refund(TM) Program, patients who are donor-egg recipients can still complete three IVF cycles (treatments) and three frozen embryo transfers (FET).

Now, instead of receiving the previous refund of 70 percent if all half-dozen cycles prove unsuccessful, donor-egg recipients will receive 100 percent of the program fee. The program does not, however, cover the costs of pharmaceuticals and reimbursements to their egg donors, who are customarily reimbursed for the time and physical discomfort of donation.

Eggs from donors are retrieved surgically and usually fertilized with sperm from the male partner of a couple trying to achieve a pregnancy, and then transferred to the uterus of his female partner for gestation. Couples typically choose the donor option when the woman has either age or medical complications (or both) that prevent her from producing eggs.

Donor-egg recipients will pay exactly the cost of two cycles for up to six attempts. For example, if an IVF cycle using donor eggs costs $11,000 at a participating fertility center, then the Shared Risk fee would be $22,000. The precise cost of the traditional IntegraMed Shared Risk Refund Program varies depending on the treatment type and fertility center.

"For the cost of two IVF attempts, these donor recipients will now get up to six tries, with a 100-percent money-back guarantee," said Jay Higham, IntegraMed President & COO. "This will remove economic barriers to fertility treatment, which is, in part, the mission of the network. It also gives couples a low-risk chance to give IVF a try while preserving their financial resources to pursue adoption if treatment fails."

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More than 1100 patients have enrolled in the IntegraMed Shared Risk Refund
Program over the past four years. Nearly three of four patients that have completed the IntegraMed Shared Risk Refund Program took home a baby. IntegraMed is offering the new program enhancement due to historically higher success rates of patients receiving donor eggs.

"We have customized the program to pass that benefit on to the patient," Higham said.

The Shared Risk Refund Program is available exclusively through IntegraMed's elite network of participating fertility centers. Physicians accepted into this network must pass a rigorous review process and be approved for participation by IntegraMed's Council of Physicians and Scientists (COPS), a consortium chartered to direct the IntegraMed network towards cutting-edge research and the pursuit of the highest possible clinical outcomes.

According to the Centers for Disease Control, infertility affects 6.1 million women between the age of 15 and 44, and just over 2 million married couples in the U.S. Fertility and Sterility's July 1998 issue reports that as many as 7.7 million women in the U.S. may be infertile in the year 2025.



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                                About IntegraMed

IntegraMed, based in Purchase, NY, offers products and services to patients and medical providers focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.


Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of November 2, 2005, and IntegraMed undertakes no duty to update this information.